Exhibit 10.3

IPSCO Inc.

2005 Form 10-K

IPSCO INC.

EXECUTIVE DEFERRED COMPENSATION INCENTIVE PLAN

The IPSCO Inc. Executive Deferred Compensation Incentive Plan (“Plan”) is adopted effective as of June 1, 2005 for the benefit of select executives of IPSCO Inc. (“Company”).  The Plan is intended to attract, retain and motivate executives by permitting such individuals to defer a portion of their Compensation on a pre-tax basis through an unfunded, notional account deemed to be invested in shares of the Company’s common stock.  The Plan is intended to be a deferred compensation plan for a select group of management or highly compensated employees, as described in Sections 301(2), 301(a)(3) and 401(a)(1) of ERISA.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1.          “Account” or “Accounts” means the bookkeeping account, accounts or subaccounts maintained under the Plan by the Committee in the Participant’s name to which Compensation Deferrals, Company Contributions and Earnings are credited in accordance with the Plan.

1.2.          “Beneficiary” means the individuals or entity the Participant has designated as Beneficiary under the IPSCO Enterprises Inc. Retirement Savings and Profit Sharing Plan (or a successor qualified retirement savings plan), or if none, the Participant’s spouse or, if none, his or her estate.

1.3.          “Board” means the Board of Directors of the Company.

1.4.          “Bonus” means the additional cash remuneration payable to a Participant pursuant to the Company’s Annual Management Incentive Plan or any other similar or successor plan, program or arrangement under which the Company pays an amount of cash remuneration to a Participant above such Participant’s Salary.

1.5.          “Cause” means the willful and continued neglect or refusal failure by the Participant to perform his or her duties and responsibilities, or the willful taking of actions (or willful failures to take actions) that materially impair the Participant’s ability to perform his or her duties or responsibilities that in each case continues following written notice by the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); or any act by the Participant (discovered either during employment or thereafter) that constitutes gross negligence or willful misconduct in the performance of his or her duties hereunder, or the conviction of the Participant for any felony, in each case which is materially and manifestly injurious to the Company.

For purposes of this definition of Cause, no act, or failure to act, by Participant shall be deemed willful unless done or omitted without good faith or without reasonable belief that the action or omission was in the best interest of the Company.  Any act, or failure to act, based upon the direction or instruction of the Board pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company absent knowledge by the Participant to the contrary.

1.6.          “Change in Control” means the first to occur of any of the following events:

(a)           A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group as described below, acquires ownership of the Company’s stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This section applies only when there is a transfer or issuance of stock of the Company and the stock remains outstanding after the transaction.

(b)           A change in the effective control of the Company, which occurs on the date that either:  (i) any one person, or more than one person acting as a group (as described below), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) ownership of Company stock possessing thirty-five percent (35%) or more of the total voting power of the Company’s stock; or (ii) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of appointment or election, provided that, for purposes of this paragraph, the term “Company” refers solely to the corporation (A) for whom the Participant is performing services at the time of the Change in Control event, (B) that is liable for the payment of the deferred compensation (or all corporations, if more than one is liable), or (C) that is a majority shareholder of a corporation identified in (A) or (B) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (A) or (B).  For this purpose, a majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation.  If any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control of the Company.

(c)           A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person, or more than one person acting as a group (as described below), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, or a transfer of assets by the Company to any of the following, are not considered to be a change in the ownership of a substantial portion of the Company’s assets for purposes of this paragraph: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).  For purposes of this paragraph (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a change in the ownership of the assets of the Company.

(d)           Any other event(s) designated as a change in control under the Code, regulations or guidance thereunder.

For purposes of this Section, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  If a person, including an entity shareholder, owns stock in the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Company, such shareholder is considered to be acting as a group with other shareholders of the other corporation only with respect to their ownership interest in that corporation prior to the transaction.

1.7.          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.8.          “Committee” means the Management Resource and Compensation Committee of the Board.

1.9.          “Company” means IPSCO Inc., a corporation under the Canada Business Corporations Act (and any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company), or any member of its controlled group (as defined in Sections 414(b), (c), (m) or (o) of the Code) that adopts the Plan with the Company’s written approval.

1.10.        “Company Contributions” means any contributions the Company may make, in its discretion, to a Participant’s Account pursuant to Section 2.2.

1.11.        “Compensation” means a Participant’s Salary payable in any Plan Year and any Bonus attributable to a service period that begins in such Plan Year.

1.12         “Compensation Deferral” means an election made by the Participant to defer a portion of his or her Compensation for a Plan Year, as set forth in Section 2.1 of the Plan.

1.13.        “Disability” means a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and (i) that causes a Participant to be unable to engage in any substantial gainful activity, or (ii) that has caused the Participant to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

1.14.        “Earnings” means a positive or negative adjustment of an Account that tracks the Company’s shares of common stock as if the nominal shares in the Account were shares registered to the Participant, including, but not limited to, any appreciation, depreciation, dividend equivalents or stock splits.

1.15.        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16.        “Participant” means a key employee of the Company whom the Committee designates as eligible to participate in the Plan and who makes a Compensation Deferral for such Plan Year.  A Participant shall remain a Participant until he or she has received a distribution of the entire Account.

1.17.        “Plan” means the IPSCO Inc. Executive Deferred Compensation Incentive Plan, as set forth herein and as hereinafter amended from time to time.

1.18.        “Plan Year” means the calendar year.

1.19.        “Salary” means a Participant’s rate of base salary rate during the Plan Year.

1.20.        “Termination of Employment” means the date on which the Participant for any reason ceases to be a common law employee of the Company or any member of its controlled group.

ARTICLE II

COMPENSATION DEFERRALS AND CONTRIBUTIONS

2.1.          Compensation Deferral Elections.  A Participant may elect to defer the receipt of a portion of his or her Compensation from the Company in a Plan Year pursuant to rules and election forms as may be established by the Committee. The amount of Compensation deferred by a Participant shall be a fixed amount or percentage of such Compensation, but shall not exceed: (i) fifty percent (50%) of such Participant’s Salary for the Plan year; or (ii) a percentage of such Participant’s Bonus as permitted by the Committee in its discretion.

The election by which a Participant elects to defer Compensation as provided in this Plan shall be in writing, signed by the Participant, and delivered to the Committee no later than the December 31 preceding the beginning of the Plan Year for which Compensation is to be deferred, or as otherwise permitted under Code Section 409A.  A Participant’s properly completed election will become effective upon acceptance by the Company or as soon as practicable thereafter.

Notwithstanding the foregoing provisions of this Section 2.1:

(a)           in the year in which the Plan is first established, a Participant may make an election to defer Salary and/or Bonus to be earned for services performed both (i) after the date the Plan is established and (ii) after the Participant’s election becomes effective; and

(b)           in the year in which a Participant first becomes eligible to participate in the Plan, such Participant may make an election to defer Compensation for services to be performed subsequent to the election, within thirty (30) days of the date the Participant becomes eligible to participate in the Plan.

Any deferral election made by the Participant shall be irrevocable with respect to the Compensation covered by such election.

2.2.          Company Contributions.  The Company, in its discretion, may make contributions on behalf of a Participant for any Plan Year.  A Company Contribution made on behalf of one Participant shall not entitle any other Participant to a Company Contribution.

2.3           Deferral Period and Distribution.  At the time a Participant makes a Compensation Deferral for a Plan Year, the Participant may designate a date on which such Plan Year’s Compensation Deferrals (and any Company Contributions made in such Plan Year), together with any Earnings thereon, shall be distributed pursuant to Article IV and shall elect a form of distribution under Section 4.2.

ARTICLE III

ACCOUNTS

3.1.          Participant Accounts.  The Company shall maintain on behalf of each Participant a hypothetical, bookkeeping account that will be deemed to consist exclusively of whole and partial shares of the Company’s common stock.

3.2           Crediting of Accounts.  All Compensation Deferral amounts shall be credited to a Participant’s Account and credited with Earnings from the date the Compensation amount would have been paid to the Participant, if not deferred.  Company Contributions, if any, shall be credited to the Account as determined in the discretion of the Committee.  Earnings shall be credited to the Account as of the date such Earnings would have been received by the Participant had the nominal shares in the Account been actual shares registered to the Participant. Amounts credited to the Account will be converted to nominal shares based on a) the last sale price of a board lot of Common Shares on the Toronto Stock Exchange and b) the closing Canadian-U.S. dollar exchange rate posted by the Bank of Canada, each as of the date the Account is credited in accordance with this Section 3.2.

3.3.          Forfeiture of Accounts.  The portion of a Participant’s Account attributable to Compensation Deferrals (and Earnings thereon) shall be nonforfeitable at all times.  Company Contributions shall be forfeitable upon such terms determined by the Committee in writing at the time such Company Contribution is credited to the Account.  Notwithstanding any provision of this Section 3.3 to the contrary, if the Committee finds Cause with respect to the Participant, the Participant shall forfeit his or her entire Account and return any shares previously distributed pursuant to Article IV to the Company at no cost.

ARTICLE IV

DISTRIBUTION OF ACCOUNTS

4.1.          Distribution Events.  The Company shall distribute a Participant’s Account (or a portion of the Account, as applicable) to the Participant as soon as practicable upon the earliest of the following:

(a)           the Participant’s Disability or death;

(b)           a Change in Control (as defined under Section 409A of the Code);

(c)           the Participant’s Termination of Employment (or in the case a “key employee” as defined in Code Section 416(i), six months following the Participant’s Termination of Employment);

(d)           the date elected by a Participant with respect to Compensation Deferrals and Company Contributions (and related Earnings) made for a particular Plan Year.

4.2.          Form of Distribution.  Distributions shall be made in the whole shares of the Company’s common stock, with a payment of cash representing any partial shares, in a single, lump sum distribution or in ten or fewer annual installments, as elected by the Participant under Section 2.3.  If the Participant fails to properly elect a form of distribution, distribution will be made in a lump sum.  Notwithstanding the foregoing, if the amount in a Participant’s Accounts at the time of the Participant’s termination of employment for any reason is $25,000 or less, the Committee shall cause the amount in such Accounts to be distributed to the Participant or his or her Beneficiary in a single lump sum as soon as practicable.  For purposes of this Section 4.2, the Account will be valued or converted to full and partial shares based on a) the last sale price of a board lot of Common Shares on the Toronto Stock Exchange and b) the closing Canadian-U.S. dollar exchange rate posted by the Bank of Canada, each as of the date the Account is distributed to the Participant.

4.3.          Redeferral Election.  A Participant may change his or her election as to the period or commencement of distribution of his or her Accounts, provided, however, that:

(a)           a change in distribution election will not be effective unless the Participant files such change in writing with the Committee at least twelve (12) months prior to the date that the distribution of his or her Accounts is otherwise scheduled to commence;

(b)           any deferred amounts subject to such change will be deferred for an additional period of not less than five (5) years from the date the distribution would otherwise have commenced, except with regard to payments made due to the Participant’s death or Disability, or due to an unforeseeable emergency;

(c)           a change in distribution election will not take effect until at least twelve (12) months after such change is properly filed with the Committee; and

(d)           in no event will a change in distribution election be permitted if such change accelerates the time or schedule of any payment under the Plan.

4.4.          Hardship Distribution.  A Participant may request, by filing a written form with the Committee, that a distribution be made to him or her of all or part of the amount then credited to his or her Accounts on account of a severe financial hardship.  The Committee will approve such a distribution to the Participant only in the event of an unforeseeable emergency.  An “unforeseeable emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse (as that term is used in the Code), or a dependent (within the meaning of Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, arising from events beyond the Participant’s control.  Whether circumstances constitute an unforeseeable emergency depends on the facts of each case, as determined by the Committee, but in any case does not include a hardship that may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets to the extent that liquidation itself would not cause such a severe financial hardship, or by ceasing to defer receipt of any Compensation not yet earned.  The need to send a Participant’s child to college and the desire to purchase a home shall not constitute an unforeseeable emergency.  Any hardship distribution shall be limited to an amount reasonably necessary to meet the unforeseeable emergency and any taxes reasonably anticipated as a result of the distribution, but not more than the amount of the Participant’s Account.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1.          Administration by the Committee.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2.          Powers and Duties of Committee.  The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  The Committee, in its discretion, shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to questions of eligibility and the status and rights of employees, Participants and other persons.  Any such determination by the Committee shall presumptively be conclusive and binding on all persons.  To the extent not inconsistent with this Plan, all provisions set forth in the Company’s qualified retirement savings plan with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims, also shall be applicable with respect to this Plan.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1.          Amendment or Termination.  The Committee intends the Plan to be permanent but reserves the right to amend or terminate the Plan.  Any such amendment or termination shall be made pursuant to a resolution of the Committee and shall be effective as of the date of such resolution; provided, however, that no amendment or termination shall adversely affect a Participant’s entitlement to benefits attributable to amounts credited to his or her Account in any Plan Year immediately prior to the Plan Year of the amendment or termination without the Participant’s written consent.

6.2.          Effect of Amendment or Termination.  No amendment or termination of the Plan shall directly or indirectly reduce the balance or accelerate the distribution of any Account held hereunder as of the effective date of such amendment or termination.  No additional contributions shall be made to the Account of a Participant after termination of the Plan, but the Company shall continue to credit Earnings to Participants’ Accounts pursuant to Section 3.2, until the balance of such Accounts have been fully distributed to each Participant or beneficiary, as applicable.

ARTICLE VII

GENERAL PROVISIONS

7.1.          Participants’ Rights Unsecured.  Except as set forth in Section 7.2, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder.  The right of a

Participant or the Participant’s Beneficiary to receive a distribution of the Participant’s Accounts hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a Beneficiary shall have any rights in or against any specific assets of the Company.

7.2.          Trust Agreement.  Notwithstanding the provisions of Section 7.1, the Company may enter into a trust agreement (“Trust Agreement”) whereby the Company shall agree to contribute to a trust (“Trust”) for the purposes of accumulating assets to assist the Company in fulfilling its obligations to Participants hereunder.  Upon a Change in Control, the Company shall make such contributions to the Trust as shall be necessary to fully fund the benefits of each eligible Participant under the Plan in accordance with the terms of the Plan and Trust Agreement.  Such Trust Agreement shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency.

7.3.          No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.  No Participant or other person shall have any right to receive a benefit or a distribution of Accounts under the Plan except in accordance with the terms of the Plan.

7.4.          No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.5.          Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6           Applicable Law.  The Plan shall be construed and administered under the laws of the State of Illinois except to the extent preempted by federal law.

7.7.          Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

7.8.          Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Article VI.

7.9.          Unclaimed Benefit.  Each Participant or Beneficiary shall keep the Company informed of his or her current address.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s benefits under the Plan, may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

7.10.        Assignment and Alienation of Benefits.  The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance except by will, by the laws of descent and distribution, or by a Participant election to satisfy a property settlement agreement pursuant to a divorce.

7.11.        Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, nor any individual acting as an employee or agent of the Company or the Committee, shall be liable to any Participant, former Participant or any Beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.12.        Claims Procedure.  In the event that a Participant’s claim for benefits under the Plan is denied in whole or in part by the Committee, the Committee will notify the Participant (or Beneficiary) of the denial.  Such notification will be made in writing, within 90 days of the date the claim is received by the Committee.  The notification will include: (i) the specific reasons for the denial; (ii) specific reference to the Plan provisions upon which the denial is based; (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the applicable review procedures.

The Participant (or Beneficiary) has 90 days from the date he or she receives notice of a claim denial to file a written request for review of the denial with the Committee.  The Committee will review the claim denial and inform the Participant (or Beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Committee, unless special circumstances require an extension of time, in which case, a decision shall be rendered not later than 120 days after the receipt of a request for review. Such decision shall be final and binding on the claimant.

7.13.        Interpretation.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.